Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

MALLINCKRODT PLC

AND

PAR HEALTH, INC.

DATED AS OF NOVEMBER 10, 2025

TABLE OF CONTENTS

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-ii-

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of November 10, 2025 (this “Agreement”), by and between Mallinckrodt plc, an Irish public limited company (and that is in the process of changing its name to Keenova Therapeutics plc) (“Parent” or “Keenova”), and Par Health, Inc., a Delaware corporation and a subsidiary of Parent (“SpinCo” or “Par Health”).

R E C I T A L S

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to have created a new privately held company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, to effect the Redemption and the other transactions contemplated by the Separation Agreement, in each case, on the terms and subject to the conditions set forth in the Separation Agreement;

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Redemption;

WHEREAS, in order to effectuate the Separation and the Redemption, Parent and SpinCo have entered into that certain Separation Agreement, dated as of November 10, 2025 (together with the schedules, exhibits and appendices thereto, the “Separation Agreement”);

WHEREAS, SpinCo and Parent have prepared, and Parent has filed with the SEC on a Current Report on Form 8-K, an Information Statement that sets forth disclosures concerning SpinCo, the Separation and the Redemption;

WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation Agreement, and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Redemption, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.01.         Definitions. For purposes of this Agreement (including the Recitals hereof), the following terms shall have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Action” shall have the meaning set forth in the Separation Agreement.

“Additional Services” shall have the meaning set forth in Section 2.01(b).

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“CCPA” shall have the meaning set forth in Section 5.03(c).

“Charge” and “Charges” shall have the meaning set forth in Section 2.03.

“Confidential Information” shall mean all Information that is confidential and proprietary.

“Dispute” shall have the meaning set forth in Section 7.16(a).

“DPA” shall mean that certain Data Processing Addendum, dated November 10, 2025, by and between the Parties.

“e-mail” shall have the meaning set forth in Section 7.10.

“Effective Time” shall mean 12:01 A.M., United States Eastern Standard Time, on the Redemption Date, or such other time on the Redemption Date as is approved by the Parent Board.

“Excluded Service” shall mean any service or function set forth and designated as such in the Schedules hereto or any other service or function that the Parties have mutually agreed in writing will not be provided pursuant to this Agreement.

“Force Majeure” shall have the meaning set forth in the Separation Agreement.

“Governmental Authority” shall have the meaning set forth in the Separation Agreement.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Intellectual Property Rights.

“Information Security Incident” shall have the meaning set forth in Section 5.03(h)(i).

“Intellectual Property Rights” has the meaning set forth in the Separation Agreement.

“Interest Payment” shall have the meaning set forth in Section 3.02.

“Law” shall have the meaning set forth in the Separation Agreement.

“Level of Service” shall have the meaning set forth in Section 2.02(c).

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Losses” shall have the meaning set forth in the Separation Agreement.

“Minimum Service Period” shall mean the period commencing on the Redemption Date and ending sixty (60) days after the Redemption Date, unless otherwise specified with respect to a particular service on the Schedules hereto.

“Monthly Invoice” shall have the meaning set forth in Section 3.01(b).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall have the meaning set forth in the Separation Agreement.

“Party” or “Parties” shall mean the parties to this Agreement.

“Person” shall have the meaning set forth in the Separation Agreement.

“Personal Information” shall have the meaning set forth in Section 5.03(a).

“Privacy and Security Rules” shall have the meaning set forth in Section 5.03.

“Provider” shall mean, with respect to any Service, the Party (or the Affiliate of such Party) providing (or causing to be provided) such Service.

“Provider Indemnitees” shall have the meaning set forth in Section 6.03.

“Recipient” shall mean, with respect to any Service, the Party (or the Affiliate of such Party) receiving such Service.

“Redemption” shall have the meaning set forth in the Separation Agreement.

“Redemption Date” shall have the meaning set forth in the Separation Agreement.

“Representatives” shall have the meaning set forth in the Separation Agreement.

“Reversion Notice” shall have the meaning set forth in Section 4.02(a)(i).

“Sales and Services Taxes” shall have the meaning set forth in Section 3.03.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Service Extension” shall have the meaning set forth in Section 4.03.

“Service Period” shall mean, with respect to any Service, the period commencing on the Redemption Date and ending on the earliest of (a) the date that a Party terminates the provision of such Service pursuant to Section 4.02 and (b) the date specified for termination of such Service on the Schedules hereto.

“Service Suspension Period” shall have the meaning set forth in Section 4.03.

“Services” shall have the meaning set forth in Section 2.01(a).

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Business” shall have the meaning set forth in the Separation Agreement.

“SpinCo Shares” shall have the meaning set forth in the Separation Agreement.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Taxing Authority” shall mean a Governmental Authority responsible for the administration of any Tax.

“Term” shall have the meaning set forth in Section 4.01.

“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 4.02(a)(i), any and all costs, fees and expenses (including the costs of terminating or maintaining any IT applications or systems or applicable licenses solely used in connection with the provision of the applicable Service and excluding any severance or retention costs) unless otherwise specified with respect to a particular Service on the Schedules hereto, or in the other Ancillary Agreements, payable by Provider to a Third Party to the extent resulting from or required to be borne by Provider following or in connection with the early termination of such Service.

“Third Party” shall have the meaning set forth in the Separation Agreement.

“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.

“TSA Committee” shall have the meaning set forth in Section 2.08(a).

“TSA Committee Member” shall have the meaning set forth in Section 2.08(b).

Article II
SERVICES

Section 2.01.         Services.

(a)            Commencing as of the Effective Time, Provider agrees to provide, or to cause one (1) or more of its Subsidiaries to provide, to Recipient, or any Subsidiary of Recipient, the applicable services (the “Services”) set forth on the Schedules hereto.

(b)            If, after the date of this Agreement, Recipient identifies a service that Provider provided to Recipient within twelve (12) months prior to the Redemption Date that Recipient reasonably needs in order for the SpinCo Business or the Parent Business, as applicable, to continue to operate in substantially the same manner in which the SpinCo Business or the Parent Business, as applicable, operated prior to the Redemption Date, and such service was not included on the Schedules hereto (other than an Excluded Service) and Recipient provides written notice to Provider within seventy-five (75) days after the Redemption Date requesting such additional services, then Provider shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that Provider shall not be obligated to provide any Additional Service (A) if Provider does not, in its commercially reasonable judgment, have adequate resources to provide such Additional Service (taking into consideration any offer by Recipient to pay for such additional resources, subject to the limitations set forth in Section 2.09), (B) if the provision of such Additional Service would significantly disrupt the operation of Provider’s or its Subsidiaries’ businesses, (C) if the Parties, acting reasonably and in good faith, are unable to reach agreement on the terms thereof (including with respect to Charges therefor), (D) if Recipient is reasonably in a position to provide such Additional Services to itself or obtain such Additional Services from a Third Party on the same time frame as such services would be available from Provider, or (E) if the Parties, despite the use of commercially reasonable efforts, are unable to obtain a required Third-Party consent, license or approval for such Additional Service or the performance of such Additional Service by Provider would constitute a violation of any applicable Law. In connection with any request for Additional Services in accordance with this Section 2.01(b), the Parties shall negotiate in good faith the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement, if applicable. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, Service Period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.02.         Performance of Services.

(a)            Subject to Section 2.05, Provider shall perform, or cause to be performed (directly, through one or more of its Subsidiaries, or through a Third-Party service provider in accordance herewith) all Services in a manner that is based on its past practice and that is substantially similar in nature, quality and timeliness to analogous services provided by or on behalf of Provider prior to the Effective Time, if applicable.

(b)            Nothing in this Agreement shall require Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a Third Party. If Provider is or becomes aware of the potential for any such violation, Provider shall promptly advise Recipient of such potential violation, and the Parties will use commercially reasonable efforts to mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third-Party consents, licenses or approvals required under any existing contract or agreement with a Third Party to allow Provider to perform, or cause to be performed, all Services to be provided hereunder in accordance with the standards set forth in this Section 2.02. Recipient shall reimburse Provider for all reasonable and documented out-of-pocket costs and expenses (if any) incurred by Provider or any of its Subsidiaries in connection with obtaining any such Third-Party consent, license or approval that is required to allow Provider to perform or cause to be performed such Services. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third-Party consent, license or approval or the performance of such Service by Provider would constitute a violation of any applicable Law, Provider shall have no obligation whatsoever to perform or cause to be performed such Service.

(c)            Unless otherwise provided with respect to a specific Service on the Schedules hereto, Provider shall not be obligated to perform or cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality, quantity or timeliness) than analogous services provided by Provider or its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) during the twelve (12) month period ending on the date of the Redemption Date.

(d)            EXCEPT AS EXPRESSLY SET FORTH HEREIN, RECIPIENT ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS- IS” BASIS, THAT RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT PROVIDER, ITS AFFILIATES, OR ANY OTHER PERSON ON THEIR BEHALF MAKE NO OTHER REPRESENTATIONS, STATEMENTS OR COVENANTS, OR GRANT ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(e)            Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

Section 2.03.         Charges for Services. Unless otherwise provided with respect to a specific Service on the Schedules hereto, Recipient shall or shall cause one of its Subsidiaries to pay Provider (or its applicable Subsidiary, as directed by Provider) a fee (either one (1)-time or recurring) for such Services (or category of Services, as applicable) (each fee, constituting a “Charge” and, collectively, “Charges”), which Charges shall (i) be set forth on the applicable Schedules hereto, or if not so set forth, then, unless otherwise provided with respect to a specific Service on the Schedule hereto, the Parties shall negotiate in good faith a Charge which shall be consistent with the pricing methodology used for similar Services provided under this Agreement, if applicable and (ii) also include any reasonable and documented costs incurred by Provider to the extent not otherwise included in clause (i) above. During the term of this Agreement, the amount of a Charge for any Service may be modified in good faith to the extent of (a) any adjustments mutually agreed to by the Parties, (b) any adjustments due to a change in Level of Service requested by Recipient and agreed upon by Provider, (c) any adjustment in the rates or charges imposed by any Third-Party provider that is providing, or is related to the provision of, Services and (d) any adjustments due to error(s) in determining the amount of a Charge, as determined by Provider acting in good faith; provided that Provider will notify Recipient in writing of any such change in rates at least forty-five (45) days prior to the effective date of such rate change, unless the Service Period for such Service is less than forty-five (45) days, in which case the forty-five (45) day notification period shall be reduced to the number of days of the respective Service Period for such Service minus 15 days. Together with any invoice for Charges, Provider shall provide Recipient with reasonable documentation, including any additional documentation reasonably requested by Recipient to the extent that such documentation is in Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges. If Recipient disputes any such change, such dispute shall be resolved in accordance with Section 7.16. Charges shown as charges for a specific period of time, e.g., monthly, quarterly, yearly, etc., shall be prorated for any period of less than such specific period of time as may be permitted hereunder.

Section 2.04.         Reimbursement for Out-of-Pocket Costs and Expenses. Recipient shall reimburse Provider for reasonable and documented out-of-pocket costs and expenses incurred by Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services; provided, however, that any such cost or expense in excess of one thousand dollars ($1,000) individually, or ten thousand dollars ($10,000) in the aggregate, shall be submitted to Recipient in writing at least five (5) business days in advance of the incurrence of such cost or expense, and Recipient shall have forty-eight (48) hours upon receipt to reject the incurrence of such cost or expense in writing; provided, further, that if Recipient rejects the incurrence of such cost or expense and the incurrence of such cost or expense is reasonably necessary for Provider to provide such Service in accordance with the standards set forth in this Agreement, Provider shall not be required to perform such Service. Any authorized travel-related expenses incurred in performing the Services shall be charged to Recipient in accordance with Provider’s then-applicable business travel policies.

Section 2.05.         Changes in the Performance of Services.

(a)            Subject to the performance standards for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c), Provider may from time to time, in its good faith determination, modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to Recipient to the extent Provider is making similar changes in performing analogous services for itself or its Affiliates or to the extent that such change is in connection with the relocation of Provider’s employees and if Provider furnishes to Recipient reasonable prior written notice (in content and timing) of such changes; provided that if such change shall materially and adversely affect the timeliness or quality of, or the Charges for, the applicable Service, the Parties shall cooperate in good faith to agree on modifications to such Services as are commercially reasonable in consideration of the circumstances. Without limiting the generality of the foregoing, Recipient acknowledges and agrees that the provision of the Services is subject to any upgrades, changes and modifications that Provider may implement to its information technology services in the ordinary course or otherwise in connection with the relocation of its employees (including, for the avoidance of doubt, any such upgrades, changes and modifications pursuant to the requirements of a Third Party). Notwithstanding the foregoing, if as a result of requirements of applicable Law (including any changes under the requirements of applicable Law) or guidance by any Governmental Authority, Provider must, in its good-faith determination, modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to Recipient, Provider shall provide reasonably prompt notice to such Recipient and shall have the right to make such modifications, changes or enhancements, in each case solely to the extent necessary to comply with such applicable Law or guidance and, to the extent legally permissible, provide the Recipient with advance notice, as promptly as practicable, setting forth in reasonable detail the modifications contemplated and the reasons therefor. Any incremental cost or expense incurred by Provider (for the avoidance of doubt, in excess of any cost or expense that would be incurred in the absence of the performance of the Services hereunder) in making any such good-faith modification, change or enhancement to the Services performed hereunder or in providing such Services on an ongoing basis shall be paid by Recipient to the Provider in accordance with Article III in addition to the charges for the Services included on the applicable Schedule.

(b)            Subject to the limitations on Additional Services set forth in Section 2.01(b), Recipient may request a change to a Service by submitting a request in writing to Provider describing the proposed change in reasonable detail. Provider shall respond to the request as soon as reasonably practicable, but in any event within ten (10) days and the Parties shall use commercially reasonable efforts to agree to such request, unless the change requested would adversely impact the liability or risk associated with providing or receiving the applicable Service, or cause any other disruption or adverse impact on the business or operations of Provider or its Affiliates. Each agreed upon change shall be documented by an amendment in writing to the applicable Schedule.

Section 2.06.         Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and that Recipient shall be responsible with respect to transitioning off of the provision of Services. Provider agrees to reasonably cooperate with Recipient, upon Recipient’s written request, in the transition of the Services from Provider to Recipient (or its designee). Recipient agrees to use commercially reasonable efforts to reduce or eliminate its and its Affiliates’ dependency on each Service to the extent and as soon as is reasonably practicable. Recipient shall transition responsibility for the performance of Services from Provider to Recipient in a manner that minimizes, to the extent reasonably possible, disruption to the Parent Business or the SpinCo Business, as applicable, and the continuing operations of Provider and its relevant Affiliates. Provider shall have no obligation to perform any Services following the Term. The Parties acknowledge and agree that time is of the essence with respect to the foregoing in this Section 2.06.

Section 2.07.         Subcontracting. Provider may hire or engage one (1) or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that (a) Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to Provider, (b) Provider shall in all cases remain responsible (as primary obligor) for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c) and the content of the Services provided to Recipient and (c) if the Charge for a Service provided by a Third Party is less than the Charge contemplated by this Agreement, Recipient shall be responsible, for such Service, only for such lesser charge. Provider shall be liable for any breach of its obligations under this Agreement by any Third-Party service provider engaged by Provider, unless such Third Party service provider was required to be used by the Recipient, in which case, the Recipient shall be liable for breach of the obligations of such Third Party service provider. Subject to the confidentiality provisions set forth in Article V and any bona fide confidentiality obligations owed by Provider to a Third Party, Provider shall, and shall cause its Affiliates to, provide, upon fifteen (15) business days’ prior written notice, any Information within Provider’s or its Affiliates’ control that Recipient reasonably requests in connection with any Services being provided to Recipient by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and Provider and other supporting documentation; provided, further, that Recipient shall make no more than one (1) such request per Third Party during any calendar quarter.

Section 2.08.         TSA Committee; TSA Committee Members.

(a)           The Parties shall establish a committee, consisting of two (2) persons appointed by Parent and two (2) persons appointed by SpinCo, to oversee the management and coordination of the provision and receipt of Services pursuant to this Agreement (the “TSA Committee”) (it being understood that the TSA Committee shall be established solely for the purpose of serving as a forum for interaction between the Parties and their Subsidiaries, and not as an independent entity with authority to act on its own).

(b)          The individuals designated to serve on the TSA Committee (each such person, a “TSA Committee Member”) shall act as the primary point of contact for the administration and operation of this Agreement and shall have overall responsibility for coordinating all activities undertaken by their respective Party hereunder (including, but not limited, to billing matters, consideration of any proposed Service change or Service Extension), for acting as a day-to-day contact for any communication with the respective other Party, and for making available to the respective other Party the Information, data, facilities, resources and other support services required for the performance of the Services in accordance with the terms of this Agreement. The initial TSA Committee Members for the Parties are set forth on Schedule 2.08(b). The Parties may change their respective TSA Committee Members (or their designees with respect to specific Services) from time to time upon notice to the other Party in accordance herewith.

(c)           For each Service, the TSA Committee Members of a Party shall be permitted to delegate the day-to-day communication and provision of Information, facilities, resources and other support services with respect to such Service to other employees of the applicable Party.

(d)          The TSA Committee shall meet as often as reasonably necessary and at least monthly in an effort to resolve disputes without the necessity of any formal proceeding relating thereto. If the Parties’ respective TSA Committee Members do not resolve a dispute within fifteen (15) days following a TSA Committee Member’s receipt of a written notice from any of the other Party’s TSA Committee Members indicating a dispute, and the period is not extended by mutual written consent, the Parties shall promptly escalate such dispute to the Chief Executive Officer of each Party to attempt to resolve such dispute through good faith discussions. Only if the Chief Executive Officers fail to promptly resolve such dispute within twenty (20) business days of such escalation may a Party initiate a formal proceeding as permitted by this Agreement in accordance with Section 7.16 of this Agreement. The foregoing requirements and limitations shall not, however, prevent a party from: (i) seeking any and all remedies available at law, including injunctive relief in circumstances permitted by this Agreement, or (ii) terminating this Agreement (in whole or in part) in accordance with Article IV.

Section 2.09.         Service Limitations. Notwithstanding any provision of this Agreement to the contrary:

(a)            Provider shall not be obligated to provide and shall not be deemed to be providing any advisory services (including advice with respect to legal, financial, accounting, insurance, regulatory or tax matters) to Recipient or any of its Subsidiaries as part of or in connection with the Services or otherwise;

(b)            Provider shall have no obligation to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Recipient or any of its Subsidiaries except as specifically set forth on the Schedules hereto; provided that Provider shall not deliver any such notification or report without Recipient’s prior written consent; in no event shall Provider or its Subsidiaries have any obligation to favor Recipient or any of its Subsidiaries’ operation of its businesses over its own business operations or those of its Subsidiaries; and

(c)            Provider shall not be required to bear or pay any costs related to the conversion of the Recipient’s Information at Recipient’s request (other than any costs mutually agreed by Provider and Recipient, it being understood that, in agreeing to any such costs, the Parties shall take into account the time, effort and complexity of any action of Provider).

Section 2.10.         Use of Services. Neither Provider nor any of its Subsidiaries shall be required to provide or to cause to be provided any of the Services to any Person other than Recipient and its Subsidiaries. Recipient shall not, and shall not permit its or any of its Subsidiaries’ Representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party.

Article III
BILLING; TAXES

Section 3.01.         Procedure.

(a)            Charges for the Services shall be charged to and payable by Recipient. Amounts payable pursuant to this Agreement shall be paid by wire transfer or Automated Clearing House payment (or such other method of payment as may be agreed between the Parties from time to time) to Provider (as directed by Provider). All amounts due and payable hereunder shall be paid in U.S. dollars. If Recipient disputes any Charge for Services, Recipient shall nonetheless promptly pay the full amount of such Charge and any such dispute shall be resolved in accordance with Section 7.16.

(b)            At the beginning of each month during the Term, beginning with December, 2025, Provider shall provide to Recipient an invoice (the “Monthly Invoice”) for the full amount of any Charges anticipated to be payable for such month (and any other costs, fees, expenses, taxes and reimbursements payable by Recipient pursuant to this Agreement, except for any Taxes accounted directly to the applicable Taxing Authority by the Recipient pursuant to Section 3.03). The Monthly Invoice shall also reflect any discrepancies from the Charges invoiced in the prior Monthly Invoice to the Charges and other amounts payable for the recently elapsed month, as applicable, due to any modifications to Charges pursuant to Section 2.03 or otherwise and such discrepancy shall be reconciled in the Monthly Invoice with the amount of any Charges anticipated to be payable for the upcoming month. The amount stated in the Monthly Invoice shall be paid by Recipient within forty-five (45) days of Recipient’s receipt of the Monthly Invoice, including reasonable documentation pursuant to Section 2.03.

Section 3.02.         Late Payments. Charges not paid when due pursuant to this Agreement and which are not disputed in good faith (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten (10) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%) (the “Interest Payment”). Failure to pay such Charges due hereunder within ten (10) days from receipt of a non-payment notice from Provider pursuant to the terms of this Agreement shall constitute Recipient’s failure to perform a material obligation under Section 4.02(b) and Provider may terminate this Agreement with respect to the applicable Service for which such payment failure applies under Section 4.02(b) (after the applicable cure period set forth therein).

Section 3.03.         Taxes. Without limiting any provisions of this Agreement, in addition to any Charges, reimbursements or other amounts otherwise payable by Recipient hereunder, Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any Services provided to Recipient or any of its Subsidiaries pursuant to, and any fees, payments, reimbursements or charges, including any Charges, payable by Recipient pursuant to this Agreement, including all sales, use, excise, value-added, goods and services, consumption and similar Taxes, but excluding, any and all income Taxes, Taxes imposed in lieu of an income Tax, franchise Taxes, branch profits Taxes and any and all other Taxes imposed on or measured by the Provider’s (or any of its Subsidiaries’) net income (however denominated) (“Sales and Services Taxes”). Provider shall deliver or cause to be delivered to Recipient (or its applicable Subsidiary) a valid invoice reflecting any Sales and Services Taxes to the extent such invoice is required by applicable law. Any and all payments hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if Recipient (or its applicable Subsidiary) is required by applicable Law to deduct or withhold any amounts in respect of Taxes from any payments otherwise required to be made to Provider (or its applicable Subsidiary) pursuant to this Agreement, then (a) Recipient (or its applicable Subsidiary) shall make such deductions or withholdings as are required by applicable Law, (b) Recipient (or its applicable Subsidiary) shall timely pay such deducted or withheld amounts to the applicable Taxing Authority, and (c) to the extent such withholding or deduction is made on account of Sales and Services Taxes, the amount payable by Recipient (or its applicable Subsidiary) to Provider (or its applicable Subsidiary) shall be increased as necessary so that after all such required deductions and withholdings with respect to Sales and Service Taxes have been made (including deductions or withholdings applicable to additional sums payable hereunder) Provider (or its applicable Subsidiary) shall receive an amount equal to the sum it would have received had no such deductions or withholdings with respect to Sales and Service Taxes been made. Each Party agrees to, and shall cause its Affiliates to, cooperate in good faith to reduce or eliminate any applicable Sales and Services Taxes and any withholding applicable to amounts payable hereunder and to comply with all laws applicable to the collection, withholding and payment of Taxes hereunder and to provide (or cause to be provided) the other with any relevant Tax forms or other information necessary for the furtherance thereof.

Section 3.04.         No Set-Off. Except as mutually agreed in writing by the Parties, no Party nor any of its Affiliates shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

Article IV
TERM AND TERMINATION

Section 4.01.         Term. This Agreement shall commence at the Effective Time and shall terminate upon the earliest to occur of (a) the last date on which Provider is obligated to provide any Service to Recipient in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; and (c) the date that is the twenty-four (24) month anniversary of the Redemption Date (the “Term”). Unless otherwise terminated pursuant to Section 4.02, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service.

Section 4.02.         Early Termination.

(a)            Without prejudice to Recipient’s rights with respect to Force Majeure, Recipient may from time to time terminate this Agreement with respect to the entirety of any Service or, with Provider’s prior written consent (not to be unreasonably withheld, conditioned or delayed) a portion of any Service:

(i)            for any reason or no reason, upon the giving of at least forty-five (45) days’ prior written notice (or such other number of days specified in the Schedules hereto) to Provider, unless prohibited by the applicable Schedule hereto; provided, however, that any such termination (x) may not be effective prior to the end of the Minimum Service Period, (y) may only be effective as of the last day of a calendar month or such other period as may be set forth on the applicable Schedule and (z) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 4.05; provided, further, that if after the giving of prior written notice by Recipient pursuant to the foregoing, Recipient gives written notice to Provider that it no longer desires to terminate any such Service (a “Reversion Notice”), Provider must use commercially reasonable efforts to continue to perform such Services, in which case the Service Period for such Service shall be such Service Period as was in effect immediately prior to the giving of the Reversion Notice and the performance standards for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c) shall thereafter be adjusted to reflect the level of performance able to be performed by Provider in its commercially reasonable efforts upon the receipt of a Reversion Notice (for the avoidance of doubt any Termination Charges incurred in connection with the continued performance of such Service shall be borne by Recipient); or

(ii)            if Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure to perform materially and adversely affects the provision of such Service or Recipient or an Affiliate thereof or the SpinCo Business or the Parent Business, as applicable, and such failure shall continue to be uncured by Provider for a period of at least thirty (30) days after receipt by Provider of written notice of such failure from Recipient; provided, however, that Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 7.16) as to whether Provider has cured the applicable breach.

(b)            Provider may terminate this Agreement with respect to the entirety or portion of any Service at any time upon prior written notice to Recipient if Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, including making payment of Charges, which are not disputed in good faith, for such Service when due, and such failure shall continue to be uncured by Recipient for a period of at least thirty (30) days after receipt by Recipient of a written notice of such failure from Provider; provided, however, that Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 7.16) as to whether Recipient has cured the applicable breach.

(c)            The Schedules hereto shall be updated to reflect any terminated Service.

Section 4.03.         Extension of Services. Upon written notice by Recipient to Provider at least (i) thirty (30) days prior to the end of any Service Period lasting less than or equal to three (3) months for any Service and (ii) forty five (45) days prior to the end of any other Service Period for any other Service (unless the Schedules hereto specify that such Service is not eligible for extension), Recipient shall have the right to extend the Service Period of any Service so that such Service ends on the earlier of (a) a number of days equal to the initial Service Period (not to exceed ninety (90) days) following the last date on which Service Provider is obligated to provide such Service in accordance with the terms of this Agreement and (b) the Term (each such extension, a “Service Extension”). In the event of a Service Extension, (i) the Parties shall in good faith negotiate the terms of an amendment to the Schedules hereto and (ii) the Charge for such Service during the Service Extension period shall be at least equal to one hundred twenty-five percent (125%) of the Charge for such Service for the first Service Extension and one hundred fifty percent (150%) for any second Service Extension plus all costs, fees and expenses unless otherwise specified with respect to a particular Service on the Schedules hereto, or in the other Ancillary Agreements, payable by Provider or its Subsidiaries to a Third Party to the extent resulting from such Service Extension (to the extent not already included in such Charge); provided that, if such Service Extension is the result of Provider’s failure to provide the Service during the applicable Service Period (the amount of time that Provider so failed to provide such Service, the “Service Suspension Period”), then the Charge for such Service during the Service Extension period shall be equal to (x) one hundred percent (100%) of the Charge for such Service, for a number of days equal to the Service Suspension Period and (y) one hundred twenty-five percent (125%) of the Charge for such Service (during a first Service Extension) or one hundred fifty percent (150%) of the Charge for such Service (during any second Service Extension) plus all costs, fees and expenses unless otherwise specified with respect to a particular Service on the Schedules hereto, or in the other Ancillary Agreements, payable by Provider to a Third Party to the extent resulting from such Service Extension (to the extent not already included in such Charge), for the remaining days of the Service Extension period, if any. Notwithstanding the foregoing, the Service Period of any particular Service (1) may not be extended more than once without Provider’s consent (in Provider’s sole discretion) and (2) may not be extended later than the Term. Each amendment of the Schedules hereto, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 4.04.         Interdependencies. The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that Recipient is seeking to terminate pursuant to Section 4.02, and (ii) in the case of such termination, Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect Provider’s ability to provide a particular Service in accordance with this Agreement, the Parties shall (i) negotiate in good faith to amend the Schedules hereto with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services, and (ii) if after such negotiation, the Parties are unable to agree on such amendment, Provider’s obligation to provide such Service shall terminate automatically with such termination.

Section 4.05.         Effect of Termination. Upon the termination of any Service pursuant to this Agreement, Provider shall have no further obligation to provide the terminated Service, and Recipient shall have no obligation to pay any future Charges relating to such Service; provided, however, that Recipient shall remain obligated to Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service and (b) any applicable Termination Charges (which, in the case of clause (b), shall not be payable in the event that Recipient terminates any Service pursuant to Section 4.02(a)(ii)). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I (Definitions), this Article IV (Term and Termination), Article VI (Limited Liability and Indemnification) and Article VII (Miscellaneous), all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.

Section 4.06.         Return of Provider Equipment. Upon termination of this Agreement (or, if earlier, upon the termination of the applicable Service Period with respect to a Service), Recipient shall promptly return or cause to be returned (in substantially the same working order as it was in when it was provided to Recipient, ordinary wear and tear excepted, taking substantially the same level of care exercised by Recipient with respect to its own property) to Provider any property provided by Provider to Recipient in connection with the provision of Services under this Agreement.

Section 4.07.         Information Transmission. Provider, on behalf of itself and its Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Recipient, in accordance with Section 6.1 of the Separation Agreement, any Information received or computed by Provider for the benefit of Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed in writing by the Parties, (a) Provider shall not have any obligation to provide, or cause to be provided, Information in any nonstandard format, (b) Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation Agreement for creating, gathering, copying, transporting and otherwise providing such Information, (c) Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation Agreement and (d) Provider shall not have any obligation to provide, or cause to be provided, Information which may not be provided pursuant to bona fide Third Party confidentiality restrictions.

Article V
CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 5.01.         Parent and SpinCo Obligations. Subject to Section 5.04, until the three (3)-year anniversary of the date of the Effective Time, each of Parent and SpinCo, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is furnished or made available by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, shall not access any such Confidential Information except on a need-to-know basis, and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information has been (a) in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; (c) independently developed or generated without reference to or use of any Confidential Information of the other Party or any of its Subsidiaries; or (d) in such Party’s or its Subsidiaries’ possession on a non-confidential basis prior to the time of disclosure to such Party and at the time of such disclosure was not known by such Party or any of its Subsidiaries to be prohibited from being disclosed by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services to such Party or its Subsidiaries, then such disclosed Confidential Information shall be used by such other Party and its Subsidiaries only as required to perform such Services. Each Party shall be liable for its failure and any failure by its Subsidiaries and its and their respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

Section 5.02.         No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information addressed in Section 5.01 to any other Person, except its Representatives, Subsidiaries or Third Parties hired or engaged pursuant to Section 2.07, in each case, who need to know such Confidential Information in their capacities as providers or recipients of Services hereunder (who shall be advised of and required to comply with their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 5.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.4 of the Separation Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreements (which, for such Confidential Information, shall be deemed to be no later than the end of the Term), and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Confidential Information maintained on routine computer system back-up tapes, disks or other back-up storage devices; and provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement.

Section 5.03.         Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision or receipt of the Services under this Agreement including, as applicable, the EU GDPR, the UK GDPR, the FADP (as each defined in the DPA) and the CCPA (“Privacy and Security Rules”).

(a)            Each Party represents and warrants that it shall: (i) maintain adequate physical, electronic and administrative security, at least to the level of industry standards, to prevent the unauthorized disclosure of any Information provided or made available to such Party by or on behalf of the other Party hereunder that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household (such Information, “Personal Information”); (ii) comply with all Privacy and Security Rules; and (iii) notify the other Party promptly, but in every instance in less than forty-eight (48) hours, of any known or reasonably suspected Information Security Incident, as defined below.

(b)            The specific business purpose for Provider’s processing of Personal Information hereunder is to facilitate the provision of the applicable Services involving the processing of such Personal Information. Provider shall not process for marketing purposes, sell, aggregate, analyze or anonymize, or otherwise use, any Personal Information unless (and solely to the extent) necessary for the provision of the Services or as otherwise approved by the providing Party in writing. Provider shall not knowingly perform the Services in a manner that causes Recipient to violate any Privacy and Security Rules. Where Provider believes that compliance with any instruction from Recipient infringes any Privacy and Security Rules, Provider shall immediately notify Recipient.

(c)            Provider shall: (i) not retain, use, or disclose Personal Information for any purpose other than for its provision of the Services hereunder; (ii) not “sell” or “share” Personal Information, as such terms are defined in the California Consumer Privacy Act, as it may be amended or supplemented from time to time (“CCPA”); (iii) not retain, use, or disclose Personal Information outside of the direct business relationship between the Parties; (iv) permit Recipient to take reasonable and appropriate steps to ensure that Provider uses the Personal Information in a manner consistent with Provider’s obligations under the CCPA; (v) notify Recipient promptly after Provider makes a determination it can no longer meet its obligations under the CCPA; (vi) permit Recipient to, upon notice, take reasonable and appropriate steps to stop and remediate Provider’s unauthorized use of Personal Information; (vi) enable Recipient to comply with consumer requests made pursuant to the CCPA with respect to Personal Information; (vii) combine Personal Information with personal information received from other persons (or from its own interactions with consumers); and (viii) not use Personal Information for another business or person unless necessary to detect information security incidents, or protect against fraudulent or illegal activity.

(d)            To the extent Provider processes aggregated and anonymized, or otherwise deidentified, Personal Information, Provider shall (i) not attempt to re-identify such Personal Information (except solely to determine if its identification processes comply with Privacy and Security Rules), and (ii) take reasonable measures to prohibit re-identification of such Personal Information.

(e)            Promptly after Provider no longer needs to process Personal Information to perform the Services or its other obligations hereunder (which shall be deemed to be no later than the end of the Term), Provider shall return to Recipient, or (at Recipient’s discretion) securely dispose of, all originals and copies of such Personal Information and provide a written statement to Recipient certifying that it has complied with the requirements in this Section 5.03(e). Notwithstanding the foregoing, Provider shall not be required to return, destroy, or erase any Personal Information to the extent prohibited by applicable law or (to the extent not inconsistent with Privacy and Security Rules) material commercial impracticability, in which case Provider shall retain, in its then current state, all such Personal Information within its control or possession in accordance with this Agreement and perform its obligations under this Agreement as soon as such law or commercial impracticability no longer prevents it from doing so, provided that for as long as Personal Information is stored by Provider, Provider shall be subject to the obligations concerning such Personal Information set forth herein.

(f)            In the event a Party or its Subsidiaries will have access to the other Party’s or its Subsidiaries’ Information Technology in connection with this Agreement, each Party shall access (and shall cause its Subsidiaries to access) such other Party’s and its Subsidiaries’ Information Technology solely for the purpose of receiving or providing the Services, as applicable, and shall only provide access to its Recipient or Provider personnel and other resources, as applicable, with a legitimate business need in order to receive or provide such Services, as applicable, in each case, in accordance with the terms of this Agreement. Each Party shall periodically review its access controls to confirm that its access hereunder to the other Party’s Information Technology is limited to its authorized Recipient or Provider personnel and resources, as applicable. Each Party shall maintain the confidentiality of its access credentials to the other Party’s Information Technology made available to it hereunder, and promptly notify the other Party of any potential loss, disclosure, or unauthorized access of or to such access credentials. Neither Party shall knowingly introduce into the other Party’s Information Technology any malware or any other code that is designed to disrupt, disable, erase, alter, harm or otherwise impair such Information Technology.

(g)            Information Security Incident; Outages.

(i)            In the event of any actual or reasonably suspected: (A) loss, theft of or unauthorized use, disclosure, destruction, loss, alteration, acquisition or processing of, or access to, Personal Information or Confidential Information of a Party received by the other Party hereunder; or (B) unauthorized access to or use of, inability to access, or malicious infection of a Party’s Information Technology that compromises or could reasonably be expected to compromise the privacy or confidentiality of Personal Information or Confidential Information of a Party received by the other Party hereunder (an “Information Security Incident”), such other Party shall as soon as reasonably practicable notify the Party which had provided such Personal Information or Confidential Information and appoint a primary contact of reasonable seniority to assist the providing Party in resolving issues associated with the Information Security Incident and send the providing Party the primary contact’s name and contact information.

(ii)            Each Party shall keep a reasonable record of any Information Security Incidents, sufficient to meet the other Party’s obligations under Privacy and Security Rules, and provide such record to the other Party upon request.

(iii)            Each Party shall promptly take, in reasonable cooperation with the other Party, reasonable steps to investigate, remedy and prevent the recurrence of any Information Security Incident affecting Personal Information or Confidential Information provided to such Party by the other Party, including properly documenting responsive actions taken.

(iv)            Except as may be strictly required by any Privacy and Security Rules or applicable Law, no Party will inform any third party of any Information Security Incident to the extent affecting Personal Information or Confidential Information provided or made available to such Party by or on behalf of the other Party without first obtaining the other Party’s prior written consent. If any Privacy and Security Rules require a Party to independently notify a third party of an Information Security Incident to the extent affecting Personal Information or Confidential Information provided or made available to such Party by or on behalf of the other Party, and do not permit such Party to delegate such duty to the other Party, such Party will inform the other Party in writing of such obligation prior to notifying the third party. Each Party will fully cooperate with the other Party in connection with issuing any notice related to the Information Security Incident to the extent affecting Personal Information or Confidential Information provided or made available to such Party by or on behalf of the other Party. To the extent affecting its Personal Information or Confidential Information, each Party will have the sole right to determine: (A) whether notice of the Information Security Incident is to be made; (B) the contents of such notice; (C) whether any type of remediation may be offered to affected persons; and (D) the nature and extent of any such remediation.

(v)            Each Party shall reasonably cooperate with the other Party in any litigation or other formal action by or against third parties arising from an Information Security Incident.

(vi)            Provider shall use commercially reasonable efforts to notify Recipient reasonably in advance of any planned outages of Provider’s Information Technology where such outages are expected to affect the provision of the Services hereunder. In the event of an unplanned outage of Provider’s Information Technology that causes a material adverse effect to the provision of the Services hereunder, Provider shall notify Recipient as soon as reasonably practicable of such outage and shall keep Recipient reasonably apprised of the status of the outage and Provider’s efforts to resolve the outage.

Section 5.04.         Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any Confidential Information or Personal Information of the other Party pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide such Information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Information, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.

The obligations in this Article V shall survive any expiration or termination of this Agreement until the three (3) year anniversary of the date of the Effective Time; provided, however, that, with respect to Information constituting a Trade Secret, such obligations shall survive and continue for so long as such Information retains its status as a Trade Secret.

Article VI
LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01.         Limitations on Liability.

(a)            SUBJECT TO SECTION 6.02, THE LIABILITIES OF PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID OR PAYABLE TO SUCH PROVIDER UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO THE SERVICES GIVING RISE TO SUCH LIABILITY.

(b)            IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(c)            The limitations in Section 6.01(a) and Section 6.01(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article V, (ii) the Parties’ respective obligations under Section 6.03 or (iii) the willful misconduct or fraud of or by the Party to be charged.

Section 6.02.         Obligation to Re-Perform; Liabilities. In the event of any breach of this Agreement by Provider with respect to the provision of any Services (with respect to which Provider can reasonably be expected to re-perform in a commercially reasonable manner), Provider shall, at the request of Recipient, promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the sole cost and expense of Provider. The remedy set forth in this Section 6.02 shall be the sole and exclusive remedy of Recipient for any such breach of this Agreement; provided, however, that the foregoing shall not prohibit Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 4.02(a) or seeking specific performance in accordance with Section 7.17. Any request for re-performance in accordance with this Section 6.02 by Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the later of (a) the date on which such breach occurred and (b) the date on which such breach was reasonably discovered by Recipient.

Section 6.03.         Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation Agreement, this Agreement or any other Ancillary Agreement, Recipient shall indemnify, defend and hold harmless Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from Recipient’s use or receipt of the Services provided by Provider hereunder, other than Third-Party Claims arising out of the gross negligence, willful misconduct or fraud of any Provider Indemnitee.

Section 6.04.         Indemnification Procedures. The procedures for indemnification set forth in Article IV of the Separation Agreement shall govern claims for indemnification under this Agreement.

Article VII
MISCELLANEOUS

Section 7.01.         Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 7.01 shall not require such Party to incur any out-of-pocket costs or expenses, unless and except as expressly provided in this Agreement or otherwise agreed in writing by the Parties.

Section 7.02.         Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 7.03.         Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 7.04.         Intellectual Property.

(a)            Nothing set forth in this Agreement shall or is intended to transfer or assign ownership of any Intellectual Property Rights from one Party to the other Party. Except as expressly set forth in Section 7.04(b) or Section 7.04(c), no license or any other right, express or implied, in or to Intellectual Property Rights is being granted or transferred to either Party or any of their Affiliates under this Agreement, whether by implication, estoppel, exhaustion or otherwise, and each Party retains and reserves any and all such right, title and interest not expressly granted under this Agreement.

(b)            With respect to each Service, Provider hereby grants to Recipient a personal, limited, non-exclusive, royalty-free, non-sublicensable, non-assignable (except as expressly provided in Section 7.08) license on an “as is,” warranty-free basis under any Intellectual Property Rights (other than Internet Properties or Trademarks) of Provider solely for the purpose of, and only to the extent necessary, (i) solely during the Service Period of a Service, for Recipient’s receipt and use of such Service as provided for and in accordance with this Agreement and (ii) after the Service Period of a Service, except for deliverables for which other license terms are set forth on the Schedules hereto, for Recipient’s continued use of any deliverables provided to Recipient as part of such Service for their intended purpose.

(c)            With respect to each Service, Recipient hereby grants to Provider a personal, limited, non-exclusive, royalty-free, non-sublicensable (except to Provider’s Subsidiaries or Third Parties hired or engaged pursuant to Section 2.07), non-assignable (except as expressly provided in Section 7.08) license on an “as is,” warranty-free basis, solely during the Service Period of such Service, under any Intellectual Property Rights (other than Internet Properties or Trademarks) of Recipient solely for the purpose of, and only to the extent necessary for, Provider’s provision of such Service as provided for and in accordance with this Agreement.

Section 7.05.         Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees or Representatives performing Services hereunder do so on behalf of, under the direction of, and as employees or Representatives of, Provider, and Recipient shall have no right, power or authority to direct such employees or Representatives, unless otherwise specified with respect to a particular Service on the Schedules hereto.

Section 7.06.         Counterparts; Entire Agreement; Corporate Power.

(a)            This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)            This Agreement, the Separation Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation Agreement, and the other Ancillary Agreements govern the arrangements in connection with the Separation and the Redemption and would not have been entered into independently.

(c)            Parent represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and SpinCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)            this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.

(d)            Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in PDF) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 7.07.         Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 7.08.         Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, Provider may assign this Agreement or all of its rights or obligations hereunder to any Affiliate without Recipient’s prior written consent solely to the extent such Affiliate can continue to deliver the Services hereunder without interruption, and Provider shall deliver prompt written notice to Recipient of any such assignment.

Section 7.09.         Third-Party Beneficiaries. Except as provided in Article VI with respect to the Provider Indemnitees and the Recipient Indemnitees in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 7.10.         Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.10):

If to Parent, to:

Mallinckrodt plc
College Business & Technology Park
Cruiserath, Blanchardstown
Dublin 15, Ireland
Attention:	Mark Tyndall
E-mail:	Mark.Tyndall@mnk.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Victor Goldfeld
Email:	AOEmmerich@wlrk.com
VGoldfeld@wlrk.com

and

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, Ireland

Attention:	Stephen Ranalow
Email:	stephen.ranalow@arthurcox.com

If to SpinCo, to:

Par Health, Inc.
675 McDonnell Blvd
Hazelwood, MO 63042
Attention:	Matthew Maletta
E-mail:	maletta.matthew@endo.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Victor Goldfeld
Email:	AOEmmerich@wlrk.com
VGoldfeld@wlrk.com

and

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, Ireland
Attention:	Stephen Ranalow
Email:	stephen.ranalow@arthurcox.com

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 7.11.         Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 7.12.         Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder (other than a payment obligation) so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance of such obligation (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes analogous performance under any other agreement for itself, its Affiliates or any Third Party), unless this Agreement has previously been terminated under Article IV or this Section 7.12.

Section 7.13.         Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.14.         Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 7.15.         Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other right or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.16.         Dispute Resolution.

(a)            In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with Section 2.08(d) and the dispute resolution process referred to in Article VII of the Separation Agreement.

(b)            In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 7.16(a) and it is determined that the Charge or the Termination Charge, as applicable, that Provider has invoiced Recipient, and that Recipient has paid to Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that Recipient has overpaid the Charge or the Termination Charge, as applicable, Provider shall within twenty (20) calendar days after such determination reimburse Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Recipient to the time of reimbursement by Provider; and (ii) if it is determined that Recipient has underpaid the Charge or the Termination Charge, as applicable, Recipient shall within ten (10) calendar days after such determination reimburse Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Recipient to the time of payment by Recipient.

Section 7.17.         Specific Performance. Subject to Section 7.16, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 7.16 and this Section 7.17 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

Section 7.18.         Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.

Section 7.19.         Precedence of Schedules.

(a)            Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 7.20.         Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement, unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in New York, New York; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to September 29, 2023.

Section 7.21.         Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

MALLINCKRODT PLC

By:	/s/ Sigurdur Olafsson
	Name:	Sigurdur Olafsson
	Title:	President and Chief Executive Officer

PAR HEALTH, INC.

By:	/s/ Stephen Welch
	Name:	Stephen Welch
	Title:	President and Chief Executive Officer

[Signature Page to Transition Services Agreement]